Exhibit 10.24

December 19, 2013

Sam Saks, M.D.

Re: Treatment of equity awards upon a change of control

Dear Sam:

Auspex Pharmaceuticals, Inc. (the “Company”) previously granted you the following stock awards with respect to shares of the Company’s common stock under the Auspex 2010 Equity Incentive Plan (the “Plan”) that as of the date of this letter are outstanding and unvested (the “Prior Unvested Awards”).

Type	Grant Date	Vesting Commencement Date	Exercise Price/Share	Number of Shares	Option Type	Vesting Schedule
Option	12/29/2013	1/29/2013	$0.19	215,000	NSO	(1)
Option	4/2/2013	4/2/2013	$0.19	122,561	NSO	(1)
Restricted Stock Bonus	10/1/2013	10/1/2013	N/A	277,489	N/A	(1)

(1)	25% of the shares vest one year after the vesting commencement date and 1/48th of the shares vest monthly thereafter over the next three years.

The Board of Directors of the Company has approved special treatment of your Prior Unvested Awards and any future equity awards that you are granted with respect to the common stock of the Company (collectively, the “Awards”). Upon a Change of Control of the Company (as defined in the Plan, and any successor equity plan thereto, as applicable) where you do not continue to provide services following the Change of Control as a member of the board of the surviving entity in such Change of Control, then, contingent and effective upon the Change of Control, the vesting and exercisability of all of the shares subject to your

Awards shall accelerate in full and any reacquisition or repurchase rights with respect to the shares subject to your Awards will lapse in full.

In addition, if any payment or benefit you would receive from the Company in connection with a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and you will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards. In no event will the Company or any stockholder be liable to you for any amounts not paid as a result of the operation of this paragraph. The professional firm engaged by the Company for general tax purposes as of the day prior to the closing of a Change of Control will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquirer, the Company will appoint a nationally recognized tax firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. If the tax firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company and you with documentation that no Excise Tax is reasonably likely to be imposed with respect to such Payment. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and you.

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If you have any questions regarding the information in this letter, please feel free to contact me at 858-875-5899. Otherwise, please countersign below to acknowledge your receipt of this letter, and hand deliver or send your counterpart signature page to Jennifer Carter, at Fax # 858-228-5751 no later than Friday December 20, 2013.

With best regards,

/s/ Pratik Shah
Pratik Shah

Chief Executive Officer

Acknowledged and agreed:

/s/ Sam Saks, M.D.
Sam Saks, M.D.

Date:

12-19-13